FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 25, 2007

VoIP, Inc.
(Exact name of registrant as specified in its charter)

Texas	000-28985	75-2785941
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

151 So. Wymore Rd., Suite 3000 Altamonte Springs, Suite 32714
(Address of principal execute offices, including zip code)

(407) 389-3232
(Registrant's telephone number, including area code)

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, including in VoIP, Inc.'s (the “Company”) Form 10-Q filed on May 15, 2007, on September 25, 2006, Cross Country Capital Partners, L.P. (“Cross Country”) filed suit against the Company, asserting a claim for breach of contract in connection with a securities purchase agreement entered into with the Company. On May 25, 2007, the parties entered into a settlement agreement (the “Settlement Agreement”) which, among other things, requires the Company to issue to Cross Country 12.5 million unrestricted shares of its common stock, par value $0.001 (the “Settlement Shares”) issued pursuant to Section 3(a)(10) of the Act, subject to court approval. With respect to 50% of the Settlement Shares, during any 90 day period Cross Country may only sell an amount of these shares in an aggregate amount up to 1% of the Company’s outstanding common stock. The remaining Settlement Shares may be disposed of by Cross Country at such time or times thereafter, as it deems appropriate.

Also as previously disclosed in the Company's Form 10-Q filed on May 15, 2007, the Company previously issued to Cross Country warrants to purchase 2,225,000 of the Company's common shares at prices originally ranging from $1.37 to $1.60 per share, which were subsequently repriced to $0.18 per share. The Settlement Agreement affirmed the $0.18 exercise price.

In conjunction with the Settlement Agreement, the Company is expected to recognize a related gain of approximately $300,000 in the second quarter of 2007, representing the excess of the liability previously accrued on the Company's consolidated balance sheet over the value of the expected stock issuance above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 1, 2007	VoIP, INC. (Registrant)

	By:	/s/ Robert Staats
Robert Staats Chief Accounting Officer